UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2006 (May 3, 2006)

JER Investors Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32564	75-3152779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1600, McLean, VA	22101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 714-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On May 4, 2006, JER Investors Trust Inc. (the “Company”) and J.E. Robert Company, Inc. announced that Mark S. Weiss will become the President of the Company and a Managing Director of J.E. Robert Company, Inc. Mr. Weiss will also serve on the investment committee of the Company and will serve as President of JER Commercial Debt Advisors LLC, the manager of the Company (the “Manager”).

Mr. Weiss is 45 years old and has previously worked for more than 16 years at Goldman Sachs Group, Inc., most recently as a Managing Director for commercial and residential mortgage originations and securitizations. Mr. Weiss is a graduate of Dartmouth College (AB) and the Wharton School of the University of Pennsylvania (MBA).

Mr. Weiss will receive (i) 60,000 restricted shares of common stock of the Company and (ii) nonqualified stock options to acquire up to 150,000 shares of common stock of the Company with an exercise price equal to the greater of (A) $17.75 per share and (B) the fair market value per common share of the Company as of the date of grant, subject to vesting conditions and other terms and conditions established by the board of directors of the Company.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release, dated May 4, 2006, issued by J.E. Robert Company, Inc. and JER Investors Trust Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JER Investors Trust Inc.
(Registrant)

Date: May 4, 2006	By:	/s/ Daniel T. Ward
	Name:	Daniel T. Ward
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 4, 2006, issued by J.E. Robert Company, Inc. and JER Investors Trust Inc.